Exhibit 99.1
Advance Auto Parts Reports First Quarter 2020 Results
Delivered Net Sales of $2.7 Billion
Increased on Balance Sheet Liquidity by $1 Billion
Declares $0.25 Quarterly Cash Dividend
Published 2nd Annual Corporate Sustainability and Social Report

RALEIGH, N.C., May 19, 2020 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the first quarter ended April 18, 2020.
“During the first quarter of 2020, Advance was significantly impacted by COVID-19,” said Tom Greco, President and Chief Executive Officer. “As we disclosed previously, stay at home orders in all of our markets from mid-March to the end of our first quarter ending April 18th resulted in significantly reduced car counts in our professional business and less retail traffic in DIY. As an essential business, I could not be prouder of how our Team Members and Independent Partners continued to serve our customers with CARE and SPEED during this difficult time. In terms of CARE, nothing is more important than the health and safety of our Team Members and customers. We responded to the pandemic with urgency making significant investments in PPE to help keep our Team Members and customers safe. In terms of SPEED, we repurposed investments in digital, eCommerce and marketing to launch our mobile app along with a new suite of services we’ve branded 'Advance Same Day' for DIY customers. We supported our professional customers by providing contact free delivery options and virtual, instructor-led training courses. We did this while remaining focused on our financial priorities, including increasing on balance sheet liquidity by $1 billion and continuing to return cash to shareholders through our recently declared $0.25 per share quarterly cash dividend. Our hard work in strengthening our balance sheet has allowed us to remain committed to the increased dividend we announced earlier this year.
Mr. Greco concluded, “No matter how challenging this crisis has been, we remain steadfast in our vision of Advancing a World in Motion. This entails driving financial performance as we develop our people, reduce our environmental impact and give back to our communities. These themes are brought to life in our 2019 Corporate Sustainability and Social report, which we are pleased to publish in conjunction with our Q1 results. We expect that we will emerge from this difficult time stronger by continuing to focus on our people, our planet and the communities we serve, and by delivering for our customers with CARE and SPEED.”
Business Highlights

Protecting P&L and Preserving Cash
•Prioritized initiatives that the Company believes have the best return on investment including cross banner replenishment, single finance ERP and launch of DieHard®
•Reviewed all, and reduced or deferred many, operating costs and investments remaining for 2020, given the lower sales environment from COVID-19
•Increased on balance sheet liquidity by $1 billion

Second Quarter Observations to Date(1)
•Through the first four weeks of the second quarter, comparable store sales improved significantly each week
•Quarter to date comparable store sales are approximately in line with the prior year with DIY omnichannel growing double digits and significantly outperforming DIFM segment
•While many uncertainties remain with respect to factors that drive demand, the Company expects that DIFM sales will continue to improve as stay at home orders are lifted
(1) The information is based on preliminary internal sales data available as of the date of this release and, given market uncertainties, may not be representative of future periods or the Company’s results for the second quarter of 2020.

First Quarter 2020 Financial Results
Net sales for the first quarter of 2020 were $2.7 billion, an 8.6% decrease versus the first quarter of the prior year. Comparable store sales for the first quarter of 2020 decreased 9.3%.

Adjusted gross profit decreased 10.9% to $1.2 billion, primarily due to significantly lower sales volume. Adjusted gross profit margin was 43.5% of Net sales in the first quarter of 2020, a 113 basis point decrease from the first quarter of 2019, due to supply chain deleverage, product mix and tariff related cost increases, which were partially offset by pricing and the reduced impact of the LIFO accounting method. The Company's GAAP Gross profit margin decreased to 43.5% from 44.2% in the first quarter of the prior year.

Adjusted SG&A decreased $4.6 million to $1.1 billion driven by reductions in labor related costs and a decrease in professional services. The savings were partially offset by approximately $16 million of increased costs related to COVID-19. As a result, Adjusted SG&A was 39.6% of Net sales in the first quarter of 2020, which declined 326 basis points as compared to the first quarter of 2019. Despite significant actions taken late in the first quarter, the savings did not fully offset the rapid decline of revenue. The Company's GAAP SG&A was 40.6% of Net sales in the first quarter of 2020 compared to 37.2% in the first quarter of 2019.

The Company's Adjusted operating income was $104.3 million in the first quarter of 2020, a decrease of 57.2% versus the first quarter of the prior year. Adjusted operating income margin was 3.9% of Net sales for the first quarter, a decrease of 439 basis points compared to the first quarter of the prior year. On a GAAP basis, the Company's Operating income was $78.4 million, or 2.9% of Net sales, a decline of 414 basis points from the first quarter of 2019.

The Company's effective tax rate in the first quarter of 2020 was 27.6%, compared to 25.3% in the first quarter of the prior year. The Company's Adjusted Diluted EPS was $0.91 for the first quarter of 2020, a decrease of 63.0% compared to the first quarter of the prior year. On a GAAP basis, the Company's Diluted EPS decreased 68.2% to $0.63.

Operating cash flow was $10.9 million through the first quarter of 2020 versus $204.5 million in the same period of the prior year, a decrease of 94.7%. Free cash flow through the first quarter of 2020 was negative $72.1 million, a decrease of 150.3% compared to the same period of the prior year.

2020 Full Year Guidance
The Company withdrew guidance on April 9th, 2020 and given uncertainties related to the full impact of the COVID-19 pandemic, the Company is not providing guidance at this time.

Capital Allocation
On November 8, 2019, our Board of Directors authorized a $700.0 million share repurchase program as an addition to the previous $400.0 million share repurchase program that was authorized by our Board of Directors in August 2019. During the first quarter, the Company repurchased 0.2 million shares of its common stock at an aggregate amount of $29.0 million, or an average price of $128.36 per share, in connection with the share repurchase program. At the end of the first quarter of 2020, the Company had $861.7 million remaining under the share repurchase program. During the quarter, the Company has suspended its activity under share repurchase program.

On May 15, 2020 the Company declared a regular cash dividend of $0.25 per share to be paid on July 03, 2020 to all common stockholders of record as of June 13, 2020.

During the quarter, the Company drew down $500 million from its previously undrawn $1 billion revolving credit facility, which may be increased to $1.25 billion based on customary requirements.

On April 16, 2020, the Company closed on $500 million in aggregate principal amount of its 3.9% Notes due 2030 in a private placement.

Investor Conference Call
The Company will host a webcast to discuss its results for the first quarter of 2020 and other business updates scheduled to begin at 8 a.m. Eastern Time on Tuesday, May 19, 2020. The webcast will be accessible via the Investor Relations page of the Company's website (www.AdvanceAutoParts.com).

For individuals unable to access the webcast, the event will be available by dialing (833) 921-1650 and referencing conference identification number 2134447. A replay of the conference call will be available on the Company's website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of April 18, 2020, Advance operated 4,843 stores and 168 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,258 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos and British Virgin Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the Company's strategic initiatives, operational plans and objectives, and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the Company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the timing and implementation of strategic initiatives, the highly competitive nature of the Company's industry, demand for the Company's products and services, complexities in the Company's inventory and supply chain, and challenges with transforming and growing the Company's business, as well as factors related to the current global pandemic, including, but not limited to, the spread of COVID-19, regulatory measures or voluntary actions that may be adopted such as temporary store closures or enhanced health and safety practices, macroeconomic impacts, business disruptions and changes in customer demand. Please refer to “Item 1A. Risk Factors.” of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as updated by the Company's subsequent filings with the Commission, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 18, 2020 (a)	December 28, 2019 (b)
Assets
Current assets:
Cash and cash equivalents	$1,279,838	$418,665
Receivables, net	627,405	689,469
Inventories	4,526,003	4,432,168
Other current assets	138,749	155,241
Total current assets	6,571,995	5,695,543
Property and equipment, net	1,444,478	1,433,213
Operating lease right-of-use assets	2,319,511	2,365,325
Goodwill	989,112	992,240
Intangible assets, net	698,032	709,756
Other assets	49,444	52,448
	$12,072,572	$11,248,525
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,304,207	$3,421,987
Accrued expenses	528,156	535,863
Short-term borrowings on revolving credit facility	500,000	—
Other current liabilities	498,686	519,852
Total current liabilities	4,831,049	4,477,702
Long-term debt, less current portion	1,241,094	747,320
Noncurrent operating lease liabilities	1,996,156	2,017,159
Deferred income taxes	333,265	334,013
Other long-term liabilities	133,979	123,250
Total stockholders' equity	3,537,029	3,549,081
	$12,072,572	$11,248,525

(a)This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the Company's previously prepared balance sheets filed with the Securities and Exchange Commission (“SEC”), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(b)The balance sheet at December 28, 2019 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Sixteen Weeks Ended
	April 18, 2020 (a)	April 20, 2019 (a)
Net sales	$2,697,882	$2,952,036
Cost of sales, including purchasing and warehousing costs	1,525,149	1,647,424
Gross profit	1,172,733	1,304,612
Selling, general and administrative expenses	1,094,308	1,096,672
Operating income	78,425	207,940
Other, net:
Interest expense	(12,243)	(14,944)
Other expense, net	(5,989)	(2,238)
Total other, net	(18,232)	(17,182)
Income before provision for income taxes	60,193	190,758
Provision for income taxes	16,605	48,258
Net income	$43,588	$142,500

Basic earnings per common share	$0.63	$1.99
Weighted average common shares outstanding	69,181	71,787

Diluted earnings per common share	$0.63	$1.98
Weighted average common shares outstanding	69,392	72,103

(a)These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Sixteen Weeks Ended
	April 18, 2020 (a)	April 20, 2019 (a)
Net income	$43,588	$142,500
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,579	69,885
Share-based compensation	13,809	10,984
Provision (benefit) for deferred income taxes	146	(250)
Other, net	1,415	11,473
Net change in:
Receivables, net	59,303	(58,757)
Inventories	(104,899)	(68,742)
Accounts payable	(112,459)	102,941
Accrued expenses	(1,824)	(62,751)
Other assets and liabilities, net	33,250	57,259
Net cash provided by operating activities	10,908	204,542
Cash flows from investing activities:
Purchases of property and equipment	(82,973)	(61,312)
Purchase of an indefinite-lived intangible asset	(230)	—
Proceeds from sales of property and equipment	71	553
Net cash used in investing activities	(83,132)	(60,759)
Cash flows from financing activities:
Redemption of senior unsecured notes	—	(50,578)
Proceeds from borrowings on credit facility	500,000	—
Proceeds from issuance of senior unsecured notes	498,240	—
Redemption of senior unsecured notes	—	(310,047)
Dividends paid	(21,593)	(8,723)
Proceeds from the issuance of common stock	735	678
Repurchases of common stock	(35,761)	(134,291)
Other, net	(4,763)	(215)
Net cash used in (provided by) financing activities	936,858	(503,176)
Effect of exchange rate changes on cash	(3,461)	196

Net increase (decrease) in cash and cash equivalents	861,173	(359,197)
Cash and cash equivalents, beginning of period	418,665	896,527
Cash and cash equivalents, end of period	$1,279,838	$537,330

(a)These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the Company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. The Company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude (1) transformation expenses under our strategic business plan; (2) non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets; and (3) other non-recurring adjustments is useful and indicative of our base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to the integration of GPI and store closure and consolidation activity in excess of historical levels. These measures assist in comparing the Company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the Company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the Company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

Transformation Expenses — Costs incurred in connection with the Company's business plan that focuses on specific transformative activities that relate to the integration and streamlining of its operating structure across the enterprise, that the Company does not view to be normal cash operating expenses. These expenses will include, but not be limited to the following:
•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and Team Member severance in connection with the Company's 2018 Store Rationalization plan and 2017 Store and Supply Chain and Rationalization plan.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting the Company with the development of various information technology and supply chain projects in connection with the Company's enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with the Company's enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of the Company's operating structure across the enterprise.

GPI Amortization of Acquired Intangible Assets — As part of the Company's acquisition of GPI, they obtained various intangible assets, including customer relationships, non-compete contracts and favorable leases agreements, which they expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Sixteen Weeks Ended
(in thousands, except per share data)	April 18, 2020	April 20, 2019
Net income (GAAP)	$43,588	$142,500
Cost of sales adjustments:
Transformation expenses:
Restructuring costs	—	281
Other significant costs	1,253	—
Other adjustment (a)	—	13,009
SG&A adjustments:
GPI amortization of acquired intangible assets	8,443	8,459
Transformation expenses:
Restructuring costs	4,064	5,550
Third-party professional services	2,983	6,855
Other significant costs	9,160	1,525
Other income adjustment (b)	—	10,756
Provision for income taxes on adjustments (c)	(6,476)	(11,609)
Adjusted net income (Non-GAAP)	$63,015	$177,326

Diluted earnings per share (GAAP)	$0.63	$1.98
Adjustments, net of tax	0.28	0.48
Adjusted EPS (Non-GAAP)	$0.91	$2.46

(a)During the sixteen weeks ended April 20, 2019, the Company made an out-of-period correction, which increased Cost of sales by $13.0 million, related to received not invoiced inventory.
(b)During the sixteen weeks ended April 20, 2019, the Company incurred charges relating to a make-whole provision and debt issuance costs of $10.1 million and $0.7 million resulting from the early redemption of its 2020 senior unsecured notes.
(c)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Sixteen Weeks Ended
(in thousands)	April 18, 2020	April 20, 2019
Gross profit (GAAP)	$1,172,733	$1,304,612
Gross profit adjustments	1,253	13,290
Adjusted gross profit (Non-GAAP)	$1,173,986	$1,317,902

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Sixteen Weeks Ended
(in thousands)	April 18, 2020	April 20, 2019
SG&A (GAAP)	$1,094,308	$1,096,672
SG&A adjustments	(24,650)	(22,389)
Adjusted SG&A (Non-GAAP)	$1,069,658	$1,074,283

Reconciliation of Adjusted Operating Income:
	Sixteen Weeks Ended
(in thousands)	April 18, 2020	April 20, 2019
Operating income (GAAP)	$78,425	$207,940
Cost of sales and SG&A adjustments	25,903	35,679
Adjusted operating income (Non-GAAP)	$104,328	$243,619

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Sixteen Weeks Ended
(In thousands)	April 18, 2020	April 20, 2019
Cash flows from operating activities	$10,908	$204,542
Purchases of property and equipment	(82,973)	(61,312)
Free cash flow	$(72,065)	$143,230

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the Company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the Company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	April 18, 2020	December 28, 2019
Total GAAP debt	$1,741,094	$747,320
Add: Operating lease liabilities	2,440,996	2,495,141
Adjusted debt	4,182,090	3,242,461

GAAP Net income	387,984	486,896
Depreciation and amortization	247,065	238,371
Interest expense	37,197	39,898
Other (expense) income, net	3,287	(464)
Provision for income taxes	119,197	150,850
Restructuring costs	20,416	22,181
Third-party professional services	31,713	35,585
Other significant costs	28,422	19,537
Transformation expenses	80,551	77,303
Other adjustments (a)	—	23,936
Total net adjustments	487,297	529,894
Adjusted EBITDA	875,281	1,016,790
Rent expense	549,776	552,027
Share-based compensation	40,263	37,438
Adjusted EBITDAR	$1,465,320	$1,606,255

Adjusted Debt to Adjusted EBITDAR	2.9	2.0

(a)The adjustments to the four quarters ended December 28, 2019 primarily represent an out-of-period correction related to received not invoiced inventory and charges incurred relating to a make-whole provision and debt issuance costs resulting from the early redemption of our 2020 Notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and to add back the Company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the sixteen weeks ended April 18, 2020, 2 stores and branches were opened and 28 were closed or consolidated, resulting in a total of 5,011 stores and branches as of April 18, 2020, compared to a total of 5,037 stores and branches as of December 28, 2019.